Exhibit 99.1

General Catalyst Global Resilience Merger Corp. Announces the Separate Trading of

its Class A Ordinary Shares and Warrants Commencing on June 22, 2026

BOSTON, MASSACHUSETTS, June 16, 2026 -- (GLOBE NEWSWIRE) -- General Catalyst Global Resilience Merger Corp. (NASDAQ: GCGRU) (the “Company”), a blank check company, today announced that, commencing June 22, 2026, holders of the Company’s GRAIL securities (“GRAIL Securities”) that were sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and warrants included in the GRAIL Securities.

No fractional warrants will be issued upon separation of the GRAIL Securities and only whole warrants will trade. The Class A ordinary shares and warrants that are separated will trade on the Nasdaq under the symbols “GCGR” and “GCGRW”, respectively. Those GRAIL Securities not separated will continue to trade on the Nasdaq under the symbol “GCGRU”. Holders of GRAIL Securities will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the GRAIL Securities into Class A ordinary shares and warrants.

General Catalyst Global Resilience Merger Corp. is a newly organized blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While the Company will not be limited to a particular industry or geographic region in its identification and acquisition of a target company, it intends to focus on Global Resilience sectors, including aerospace and defense, national security, industrials and manufacturing, and other associated opportunities. The Company believes that its Global Resilience Aligned Initial Listing structure, or GRAIL structure, reflects its core values and will attract high quality partners seeking a disciplined and aligned path to the public markets.

A registration statement relating to the GRAIL Securities and the securities included therein was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on April 29, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward Looking-Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and final prospectus for the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investor/Media Contact: gcgr@generalcatalyst.com